As filed with the Securities and Exchange Commission on February 3, 2014

REGISTRATION NO. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

the SECURITIES ACT OF 1933

OXFORD IMMUNOTEC GLOBAL PLC

(Exact Name of Registrant as Specified in Its Charter)

England and Wales	Not applicable
( State or Other Jurisdiction of Incorporation or Organization )	( I.R.S. Employer Identification No.)

94C Innovation Drive

Milton Park, Abingdon

OX14 4RZ

United Kingdom

(Address, Including Zip Code, of Principal Executive Offices)

Oxford Immunotec Global PLC 2013 Share Incentive Plan

(Full Title of the Plan)

Peter Wrighton-Smith, Ph.D.

Chief Executive Officer

Oxford Immunotec Global PLC

94C Innovation Drive

Milton Park, Abingdon

OX14 4RZ

United Kingdom

Tel: +44 (0)1235 442780

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

with copies to:

Patricia Randall

General Counsel

Oxford Immunotec Global PLC

700 Nickerson Road

Suite 200

Marlborough, MA 01752

(508) 481-4648

Michel D. Beauvais

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts

(617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate offering price	Amount of registration fee
Oxford Immunotec Global PLC 2013 Share Incentive Plan Ordinary Shares, £0.006705 nominal value	90,893 (2)	$17.61 (3)	$1,600,625.73 (3)	$206.17
Oxford Immunotec Global PLC 2013 Share Incentive Plan Ordinary Shares, £0.006705 nominal value	2,593,670 (4)	$20.49 (5)	$ 53,144,298.30 (5)	$6,844.99
TOTAL	2,684,563		$54,744,924.03	$7,051.16

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminable number of additional shares of ordinary shares that may become issuable pursuant to terms designed to prevent dilution resulting from share splits, share dividends or similar events.
(2)	Represents ordinary shares reserved for issuance upon the exercise of options previously granted under the Oxford Immunotec Global PLC 2013 Share Incentive Plan.
(3)	Calculated solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price for shares reserved for issuance upon the exercise of options previously granted under the Oxford Immunotec Global PLC 2013 Share Incentive Plan consists of $1,600,625.73 payable in respect of 90,893 shares subject to options at a weighted average exercise price of $17.61 per share.
(4)	Represents ordinary shares reserved for issuance under the Oxford Immunotec Global PLC 2013 Share Incentive Plan.
(5)	Calculated solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price for shares reserved for issuance under the Oxford Immunotec Global PLC 2013 Share Incentive Plan consists of $53,144,298.30 payable in respect of 2,593,670 shares, based on the average high and low prices of Oxford Immunotec Global PLC’s ordinary shares reported on The NASDAQ Global Market on January 28, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(1)	The Registrant’s Prospectus dated November 21, 2013 and filed with the Commission pursuant to Rule 424(b) under the Securities Act relating to the Registrant’s Registration Statement on Form S-1 as amended (Registration No. 333-191737); and

(2)	The description of the Registrant’s ordinary shares, £0.006705 nominal value per share, contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on November 14, 2013, and any other amendments or reports filed for the purpose of updating such description (File No. 001-36200).

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s articles of association provide that, subject to the Companies Act 2006, it shall indemnify, out of its assets, any director of the Registrant or any associated company against all losses, liabilities and expenditures which he or she may sustain or incur in the execution of the duties of his or her office or otherwise in relation thereto.

The relevant provisions under the Companies Act 2006 are Sections 205, 206, 232, 233, 234, 235, 236, 237, 238 and 1157.

Section 205 provides that a company can provide a director with the funds to meet expenditures incurred or to be incurred in defending any criminal or civil proceedings or in connection with any application under sections 661(3) and 661(4) (acquisition of shares by innocent nominee) or section 1157 (described below). Such financial assistance must be repaid if the director is convicted, judgment is found against such director or the court refuses to grant the relief on the application.

Section 206 provides that a company can provide a director with the funds to meet expenditures incurred or to be incurred by him or her in defending in an investigation by a regulatory authority, or against action proposed to be taken by a regulatory authority, in connection with any alleged negligence, default, breach of duty or breach of trust by him or her in relation to the company or an associated company.

Section 232 provides that any provision to exempt to any extent a director from liability from negligence, default, breach of duty or trust by him or her in relation to the company is void. Any provision by which a company directly or indirectly provides (to any extent) an indemnity for a director of the company or an associated company against any such liability is also void unless it is a qualifying third party indemnity provision.

Section 233 permits liability insurance, commonly known as directors’ and officers’ liability insurance, purchased and maintained by a company against liability for negligence, default, breach of duty or breach of trust in relation to the company.

Pursuant to Section 234, an indemnity is a qualifying third party indemnity as long as it does not provide: (i) any indemnity against any liability incurred by the director to the company or to any associated company; (ii) any indemnity against any liability incurred by the director to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature; and (iii) any indemnity against any liability incurred by the director in defending criminal proceedings in which he or she is convicted, civil proceedings brought by the company or an associated company in which judgment is given against such director or where the court refuses to grant such director relief under an application under sections 661(3) and 661(4) (acquisition of shares by innocent nominee) or its power under section 1157 (described below).

Section 235 allows a company to provide an indemnity to a director if the company is a trustee of an occupational pension scheme, with such indemnity to protect against liability incurred in connection with the company’s activities as trustee of the scheme.

Any indemnity provided under Section 234 or Section 235 in force for the benefit of one or more directors of the company or an associated company must be disclosed in the directors’ annual report in accordance with Section 236 and copies of such indemnification provisions made available for inspection in accordance with Section 237 (and every shareholder has a right to inspect and request such copies under Section 238).

Section 1157 provides that in proceedings against an officer of a company for negligence, default, breach of duty or breach of trust, the court may relieve such officer from liability if it appears to the court that such officer may be liable but acted honestly and reasonably and that having regard to all the circumstances of the case, such officer ought fairly to be excused. Further, an officer who has reason to apprehend that a claim of negligence, default, breach of duty or breach of trust will or might be made against him or her, such officer may apply to the court for relief, and the court will have the same power to relieve such officer as it would if the proceedings had actually been brought.

A court has wide discretion in granting relief, and may authorize civil proceedings to be brought in the name of the company by a shareholder on terms that the court directs. Except in these limited circumstances, English law does not generally permit class action lawsuits by shareholders on behalf of the company or on behalf of other shareholders.

The Registrant has also entered into deeds of indemnification with each of its directors and certain of its employees. Pursuant to these agreements, the Registrant agrees to indemnify these individuals to the fullest extent permissible under English law against liabilities arising out of, or in connection with, the actual or purported exercise of, or failure to exercise, any of his or her powers, duties or responsibilities as a director or officer, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Registrant also agrees to use all reasonable endeavors to provide and maintain appropriate directors’ and officers’ liability insurance (including ensuring that premiums are properly paid) for their benefit for so long as any claims may lawfully be brought against them.

The Registrant has obtained and expects to continue to maintain insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities that might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of English law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Articles of Association of the Registrant (previously filed as Exhibit 3.1 to the registration statement on Form S-1 (File No. 333-191737) and incorporated herein by reference)

4.2	Oxford Immunotec Global PLC 2013 Share Incentive Plan (previously filed as Exhibits 10.39 to the registration statement on Form S-1 (File No. 333-191737) and incorporated herein by reference)

4.3	Form of Director Stock Option Award under Oxford Immunotec Global PLC 2013 Share Incentive Plan (previously filed as Exhibits 10.48 to the registration statement on Form S-1 (File No. 333-191737) and incorporated herein by reference)

4.4	Form of Employee Stock Option Award under Oxford Immunotec Global PLC 2013 Share Incentive Plan

5.1	Opinion of Ropes & Gray International LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Ropes & Gray International LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page in Part II)

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Abingdon, England on the 3rd day of February, 2014.

OXFORD IMMUNOTEC GLOBAL PLC

Date:	February 3, 2014

By:	/s/ Peter Wrighton-Smith
Peter Wrighton-Smith, Ph.D.
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Peter Wrighton-Smith, Ph.D., Richard M. Altieri and Patricia Randall, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Oxford Immunotec Global PLC, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter Wrighton Smith	Chief Executive Officer and Director	February 3, 2014
Peter Wrighton-Smith, Ph.D.	(Principal Executive Officer)

/s/ Richard M. Altieri	Chief Financial Officer	February 3, 2014
Richard M. Altieri	(Principal Financial and Accounting Officer)

/s/ Richard A. Sandberg	Chairman of the Board of Directors	February 3, 2014
Richard A. Sandberg

/s/ Stephen L. Spotts	Director	February 3, 2014
Stephen L. Spotts

/s/ Nigel A. Pitchford	Director	February 3, 2014
Nigel A. Pitchford, Ph.D.

/s/ Michael Steinmetz	Director	February 3, 2014
Michael Steinmetz, Ph.D.

/s/ Vijay Lathi	Director	February 3, 2014
Vijay Lathi

/s/ Herman Rosenman	Director	February 3, 2014
Herman Rosenman

/s/ Richard M. Altieri	Authorized Representative in the United States	February 3, 2014
Richard M. Altieri

INDEX OF EXHIBITS

Exhibit Number	Description

4.1	Articles of Association of the Registrant (previously filed as Exhibit 3.1 to the registration statement on Form S-1 (File No. 333-191737) and incorporated herein by reference)

4.2	Oxford Immunotec Global PLC 2013 Share Incentive Plan (previously filed as Exhibits 10.39 to the registration statement on Form S-1 (File No. 333-191737) and incorporated herein by reference)

4.3	Form of Director Stock Option Award under Oxford Immunotec Global PLC 2013 Share Incentive Plan (previously filed as Exhibits 10.48 to the registration statement on Form S-1 (File No. 333-191737) and incorporated herein by reference)

4.4	Form of Employee Stock Option Award under Oxford Immunotec Global PLC 2013 Share Incentive Plan

5.1	Opinion of Ropes & Gray International LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Ropes & Gray International LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page in Part II)